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                          Independent Auditors' Consent



The Board of Directors
Yardville National Bancorp:

We consent to the inclusion in this Prospectus forming part of the registration statement on Form S-2 of Yardville National Bancorp of our report dated January 22, 1999, relating to the consolidated statements of condition of Yardville National Bancorp and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                                /s/ KPMG LLP
                                                --------------------------
                                                KPMG LLP


Princeton, New Jersey
April ___, 1999